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                                                                    EXHIBIT 10.2
                                  July 14, 2005


Mr. Robert Burch
[Address]


Dear Rob:

         In consideration of your employment with Simmons, we would like to offer you a two year severance benefit in return for your agreement to certain matters as set out in specific detail below. It is important for you to read this in detail and understand it before you sign it. Do not hesitate to ask questions.

         1. SEVERANCE BENEFIT. If you are terminated without Cause (as defined below) by Simmons Bedding Company ("Simmons", "we" or "us"), then until the second anniversary of the date on which termination is effective (the "Termination Date"), you shall be paid severance at a rate equal to 100% of your current salary in effect at the time notice of termination is given, such severance to be paid on a regular pay period basis. You will not be eligible for any bonuses during this two year severance period.

         2. RESTRICTIVE COVENANTS. In consideration for the benefit outlined above, you agree to the following:

                  a) NONCOMPETE. You acknowledge that you will be engaged to perform certain Duties (as defined below) for Simmons. For a period of two years from your Termination Date, you shall not (i) directly or indirectly, perform the Duties for any Competing Entity (defined below) within a radius of 35 miles of any city in which you performed the Duties or in which individuals you directly supervised performed such Duties during the one year period prior to your Termination Date, or (ii) be an owner, partner, investor, consultant, agent, employee, or co-venturer of any Competing Entity. If, during this two year period, Simmons determines that you are competing in violation of this provision, then Simmons may immediately cease making the severance payments described above.

                  b) NONSOLICITATION OF CUSTOMERS. For a period of two years from your Termination Date, you promise that you will not, directly or indirectly, on your own behalf or on behalf of or in conjunction with any person or legal entity, actively solicit the business or patronage of any of the clients, customers, or accounts that you managed, serviced, or called upon on Simmons' behalf or about whom you learned Confidential Information, at any time during the one year prior to the Termination Date, for the purpose of selling, marketing, designing or manufacturing mattresses and mattress-related products.


                  c) NONSOLICITATION OF EMPLOYEES. For a period of two years from your Termination Date, you promise that you will not, directly or indirectly, on your own behalf or on behalf of or in conjunction with any person or legal entity, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any non-clerical employee of the Company (as defined below) with whom you had contact while you were performing your Duties, to terminate their employment relationship with the Company.

                  d) NONDISCLOSURE OF CONFIDENTIAL INFORMATION. You acknowledge that the Company continually develops Confidential Information (as defined below), that you may develop Confidential Information for the Company and that you may learn of Confidential Information during the course of employment. You will comply with the policies and procedures of the Company for protecting Confidential Information and agree not to disclose to any person (except as required by applicable law or for the proper performance of your duties and responsibilities to Simmons), or use for your own benefit or gain, any Confidential Information obtained by you incident to your employment or other association with the Company. You understand that this restriction shall continue for a period of five (5) years after your Termination Date; provided that, for any Confidential Information that constitutes Trade Secrets (as defined below) under applicable law, the restrictions shall continue for as long as such information remains a Trade Secret.

                  e) PROTECTION OF DOCUMENTS. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by you, shall be the sole and exclusive property of the Company. You shall safeguard all Documents and shall surrender to Simmons at the time your employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control.



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                  f) OUTSIDE ACTIVITIES. You agree that during your employment with Simmons, you will not undertake any outside activity, whether or not competitive with the business of the Company, that could reasonably give rise to a conflict of interest with your duties and obligations to the Company.

                  g) OWNERSHIP OF SECURITIES. Notwithstanding the provisions in this letter, you shall have the right to (a) invest in or acquire any class of securities issued by any entity that is not a Competing Entity, or (b) acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is (i) issued by any Competing Entity, and (ii) publicly traded on a national securities exchange or over-the-counter market.

                  h) NO DISPARAGEMENT. You agree that for two years following the Termination Date, you will not, directly or indirectly, either in writing or by any other medium, make any disparaging, derogatory or negative statement, comment or remark about the Company, or any of them, or Thomas H. Lee Partners, or any of their respective officers, directors, employees, successors and assigns, affiliates, subsidiaries, as the case may be; provided, however, that this shall not be construed to require you to provide other than truthful testimony when compelled to testify.

         3. DEFINITIONS. The terms used above shall have the meanings as set forth below:

         "Cause" shall mean any one or more of the following:

                           (a) You shall have been convicted of, or shall have pleaded guilty or nolo contendere to, any felony or a crime involving fraud, personal dishonesty or moral turpitude (whether or not in connection with your employment);

                           (b) You shall have repeatedly or consistently failed or refused to perform your duties or fulfill your responsibilities to Simmons, after verbal notice and ten (10) days opportunity to cure;

                           (c) You shall have breached any provision set forth in this letter or any other material obligation set forth in the offer letter, restricted stock agreement, securityholder agreement or related agreements, company handbook or other company policy; or

                           (d) You shall have committed any fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against Simmons.

         "Company" includes Simmons, its direct and indirect parent companies, THL-SC Bedding Company and Simmons Company, and all of Simmons's direct and indirect subsidiaries and affiliates, and their respective successors and assigns (whether by merger, operation of law or otherwise).

         "Competing Entity" means the following mattress manufacturing companies: Serta, Inc., Sealy Corporation, Spring Air Company, Tempur-Pedic International Inc. and King Koil Licensing Company, Inc. and/or any licensee or entity which manufactures mattresses under the following brands: Serta, Sealy, Spring Air, Tempur-Pedic and King Koil.

          "Confidential Information" means any and all information of the Company embodied in a writing or other tangible form whether or not constituting a Trade Secret which is or has been disclosed to you or of which you became aware as a consequence of or through your relationship to the Company and which has value to the Company and is not generally known to its competitors. Without limiting the foregoing, "Confidential Information" shall include: (a) all items of information that could be classified as a Trade Secret; (b) the names, addresses and special needs or requirements of the customers of the Company and the nature and amount of business done with such customers; (c) the names and addresses of employees and other business contacts of the Company; (d) the particular names, methods and procedures utilized by the Company in the conduct and advertising of their business; (e) application, operating system, communication and other computer software and derivatives thereof, including, without limitation, sources and object codes, flow charts, coding sheets, routines, subrouting and related documentation and manuals of the Company; and
(f) marketing techniques, purchasing information, pricing policies, quoting procedures, financial information, customer data and other materials or information relating to the Company's manner of doing business. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by you without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

         "Duties" means those duties described on the Exhibit A attached.


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         "Trade Secret" shall have the meaning as defined in Section 10-1-761 of the Official Code of Georgia Annotated.

         4.  OTHER.

         a) The restrictive covenants outlined above are intended to and you agree that they do amend and replace any less restrictive covenants set forth in the Restricted Stock Agreement that you intend to enter into with Simmons Company.

         b) You agree that your breach of these provisions cannot reasonably or adequately be compensated in damages in an action at law; and that such a breach will cause us irreparable injury and damage. Therefore, in addition to other remedies we may have, you agree that we are entitled to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach by you of these terms; provided, however, that this shall not be considered a waiver against the pursuit of other legal or equitable remedies in the event of such a breach.

         c) You agree to keep the terms and the existence of this letter agreement strictly confidential and not to disclose the terms or the existence of the same to anyone, except that you may disclose such information as required by law or to your spouse, investment advisor, tax advisor, accountant and attorney in strictest confidence. You agree that Simmons may disclose this letter agreement if required by law.

To accept the terms outlined above, please sign and return this to me.



                                            Very truly yours,

                                            SIMMONS COMPANY
                                            SIMMONS BEDDING COMPANY

                                            /s/ Charlie Eitel

                                            Charlie Eitel
                                            Chairman and Chief Executive Officer


I accept the terms and conditions
outlined above.
/s/ Robert Burch
----------------------------
Robert Burch

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                                    EXHIBIT A

       DESCRIPTION OF "DUTIES" FOR EXECUTIVE VICE PRESIDENT OF OPERATIONS

Date:    July 14, 2005

"Duties" include:

o Operations/Technology - To provide C-level operations and technology leadership necessary to execute the company's strategies to achieve revenue, profitability, market share and customer satisfaction goals.

o Organizational Management -- To ensure the right people are in the right jobs, and provide them with the necessary resources and direction to allow them to work towards and achieve common goals. Cultivate a culture of accountability, teamwork, enthusiasm, diversity, mutual respect, and trust down to the plant floor level.

o Financial Management -- Combine technical knowledge with a strong financial discipline to support quantitative business analysis in decision-making, appropriate cost controls, the planning and budgeting process, and management performance metrics.

o Market Support -- Provide a market and customer orientation within the operations functions, including direct involvement with customers, where appropriate. Recognize the value of the brand and ensure the company maintains its competitive position by delivering leading edge technologies, processes and systems which produce products recognized for performance, styling, consistent quality and outstanding value.

o Policy Level Communications and Coordination -- To drive communications, coordination and cooperation between operations and all functional and line areas of the company in a team-oriented culture which maximizes decisions and results.

o Industry and Community Presence -- To represent the company's operations interests within the industry, to regulatory authorities and within the communities where the company operates. Ensure the company is a good corporate citizen in each of these communities and an employer of choice.

o Acquisitions Support -- Provide the operations component in the due diligence process surrounding potential acquisitions and the critical integration of the acquired operations to achieve expected operations synergies and bottom line results.

o Management Leadership Group -- To contribute as an active team member of the company's senior management team working with the Chief Executive Officer and other senior managers, contributing to decisions which affect the enterprise as a whole. Communicate results, strategic plans and capital requirements to this team and at the board level, when appropriate.


Please sign below to acknowledge the identification of "Duties" above:

/s/ Robert Burch
----------------------------
Robert Burch


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